                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Genovese Drug Stores, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.



/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).



/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.



     (1)  Title of each class of securities to which transaction applies:



        ------------------------------------------------------------------------



     (2)  Aggregate number of securities to which transaction applies:



        ------------------------------------------------------------------------



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



        ------------------------------------------------------------------------



     (4)  Proposed maximum aggregate value of transaction:



        ------------------------------------------------------------------------



     (5)  Total fee paid:



        ------------------------------------------------------------------------



/X/  Fee paid previously with preliminary materials.



/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     (1)  Amount Previously Paid:



        ------------------------------------------------------------------------



     (2)  Form, Schedule or Registration Statement No.:



        ------------------------------------------------------------------------



     (3)  Filing Party:



        ------------------------------------------------------------------------



     (4)  Date Filed:



        ------------------------------------------------------------------------

                               [GENOVESE LOGO]



                           GENOVESE DRUG STORES, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                          TO BE HELD ON JUNE 12, 1995


                          ---------------------------



     The Annual Meeting of Shareholders of Genovese Drug Stores, Inc. (the "Company") will be held at the executive offices of the Company, 80 Marcus Drive, Melville, New York, on Monday, June 12, 1995 at 11:00 A.M., local time. The items to be considered and acted upon at the meeting will be:



           1. The election of three (3) Class III directors to serve until the 1998 Annual Meeting of Shareholders.



           2. To consider a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 12,000,000 shares to 20,000,000 shares.



           3. To consider a proposal to amend the Company's Certificate of Incorporation to permit the Company to engage in all activities permitted under Delaware law.



           4. To consider a proposal to amend the Company's Certificate of Incorporation to authorize the Board of Directors to adopt, amend, or repeal the By-Laws of the Company without action by the shareholders of the Company.



           5. To consider a proposal to amend the Company's Certificate of Incorporation to clarify that dividends payable in respect of shares of Class B Common Stock may be paid in shares of Class A Common Stock, shares of Class B Common Stock or any other cash, property or securities of the Company.



           6. To consider a proposal to amend the Company's Certificate of Incorporation to limit the liability of directors of the Company as permitted by Delaware law.



           7. To consider a proposal to amend the Company's Certificate of Incorporation to provide for the full indemnification of directors, officers, employees and agents of the Company permitted by Delaware law.



           8. To consider a proposal to make certain technical amendments to the Company's Certificate of Incorporation, including the change of registered address, the elimination of the reference to pre-1986 option grants, the deletion of the provision denying shareholders preemptive rights, which is unnecessary under Delaware law, and the deletion of the reference to perpetual duration, which is unnecessary under Delaware law.



           9. To consider a proposal to amend the 1987 Executive Bonus & Stock Plan (the "1987 Plan") to increase the number of authorized shares of Class A Common Stock that may be issued under the 1987 Plan by 250,000 shares and extending the termination date of the 1987 Plan from 1997 to 2007.



          10. Such other business as may properly come before the Annual Meeting, or any adjournments thereof.



     Only shareholders of record at the close of business on April 24, 1995 are entitled to notice of, and to vote at, the Annual Meeting.



     Shareholders are invited to attend the Meeting, where they can vote in person or by proxy. Those Shareholders who cannot attend the Meeting are requested to vote and sign the enclosed proxy card and return it in the enclosed self-addressed postage paid envelope. Please return the proxy card as soon as possible to ensure that your vote is counted and to save the Company additional expenses in soliciting proxies.



     A proxy statement and proxy card are furnished herewith, along with the Company's Fiscal 1995 Annual Report.



                                      By Order of the Board of Directors



                                      DONALD W. GROSS


                                      Vice President and Secretary



May   , 1995


Melville, New York

                           GENOVESE DRUG STORES, INC.


                                80 MARCUS DRIVE


                            MELVILLE, NEW YORK 11747



                          ---------------------------



                         ANNUAL MEETING OF SHAREHOLDERS



                                 JUNE 12, 1995



                                PROXY STATEMENT



                          ---------------------------



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Genovese Drug Stores, Inc. (the "Company") of proxies for use at the Company's Annual Meeting of Shareholders (the "1995 Annual Meeting") to be held at 11:00 A.M., local time, on Monday, June 12, 1995, at the executive offices of the Company, 80 Marcus Drive, Melville, New York and at any adjournments thereof. The Proxy Statement and accompanying form of proxy are being mailed on or about May 3, 1995 to shareholders of record on April 24, 1995.



                     SOLICITATION AND REVOCATION OF PROXIES



     The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.



     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally or by telephone, at minimal cost to the Company, for which they will receive no additional compensation. The Company may reimburse brokers and others for reasonable costs incurred by them in obtaining voting instructions from beneficial owners of common stock held by their principals.



     If proxy cards in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below,
(ii) for the proposed amendments and (iii) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournments thereof.



                VOTING SECURITIES OF THE COMPANY; REQUIRED VOTE



     Only holders of record as of the close of business on April 24, 1995 are entitled to vote at the 1995 Annual Meeting. On that date, there were outstanding 4,942,184 shares of the Class A Common Stock of the Company, each entitling the holder thereof to one vote per share, and 5,143,960 shares of the Class B Common Stock of the Company, each entitling the holder thereof to ten votes per share.


     The election of each nominee for director requires a plurality of the total votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named. The amendment to the Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock requires the approval of a majority of the outstanding Class A and Class B stock voting together as a single class as well as a majority of the outstanding Class A stock voting as a separate class. The other proposed amendments to the Certificate of Incorporation require the approval of a majority of the outstanding Class A and Class B stock voting together as a single class. The amendment to the 1987 Executive Bonus & Stock Plan, as amended (the "1987 Plan"), requires the approval of a majority of the total votes cast. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes. Proxy ballots are received and tabulated by the Company's transfer agent and certified by the inspectors of election.

                             ELECTION OF DIRECTORS

     In accordance with the Certificate of Incorporation and the By-Laws of the Company, the number of directors constituting the whole Board of Directors for the ensuing year is nine. The Company's Board of Directors is divided into three classes with a minimum of three directors in each class, and directors in each class are elected for three-year terms or until their successors are duly elected and qualified. Under the Certificate of Incorporation and the By-Laws of the Company, only the Class III directors (a total of three) are nominees for election at the 1995 Annual Meeting and are scheduled to serve for terms lasting for three years until the Company's 1998 Annual Meeting of Shareholders. The Board of Directors has no reason to believe that any of the nominees for director will not serve as a director, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board of Directors.

     The following table sets forth information for each of the three Class III director nominees for election at the 1995 Annual Meeting and for each director continuing in office, including their age, present principal occupation and positions held during the past five years, directorships held in any other publicly held corporations, and the year in which each first became a director of the Company. The information provided in connection with this table has been obtained from the Company's records, information furnished by the directors as of March 15, 1995, and a review of statements filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and received by the Company through March 15, 1995.

       CLASS III DIRECTORS TO BE ELECTED FOR A TERM WHICH EXPIRES AT THE
                              1998 ANNUAL MEETING


                                           POSITIONS WITH COMPANY,
                                        BUSINESS EXPERIENCE AND OTHER         DIRECTOR
           NAME             AGE                 DIRECTORSHIPS                  SINCE
- --------------------------  ----  ------------------------------------------  --------
ABRAHAM ALLEN                 69  Self-employed health care consultant since      1986
(a)(b)(c)(d)                      1986

THOMAS M. COONEY              69  President of Gibson Foundation since 1988;      1988
(a)(b)(c)(d)                      Director of Gibson Greetings, Inc.

LEONARD GENOVESE              60  Chairman of the Board since 1978 and            1961
(d)(e)                            President since 1974 of the Company;
                                  Director of TR Financial Corp. since 1993;
                                  Director of Aid Auto Stores, Inc. since
                                  1995

       CLASS I DIRECTORS WHOSE PRESENT TERMS EXPIRE AT THE 1996 ANNUAL MEETING

WILLIAM J. MCKENNA            68  Chairman of the Board since 1991 and Chief      1979
(a)(b)(c)(d)                      Executive Officer since 1984 of Kellwood
                                  Co.; Director of UMB Financial Corporation
                                  since 1984

FRANCES GENOVESE WANGBERG     64  Director of the Company since 1976              1975
(d)(e)

HERBERT J. KETT               62  Vice Chairman of the Company since 1990;        1970
                                  former Senior Vice President of the
                                  Company


    CLASS II DIRECTORS WHOSE PRESENT TERMS EXPIRE AT THE 1997 ANNUAL MEETING


                                           POSITIONS WITH COMPANY,
                                        BUSINESS EXPERIENCE, AND OTHER        DIRECTOR
           NAME             AGE                 DIRECTORSHIPS                  SINCE
- --------------------------  ----  ------------------------------------------  --------

CHARLES HAYWARD               63  Financial services consultant since 1988        1981
(a)(b)(c)(d)

ALLAN PATRICK                 48  Executive Vice President of the Company         1987
                                  since 1990; former Senior Vice President
                                  of the Company

THOMAS J. MORAN               42  President and Chief Executive Officer of        1995
(a)(b)(c)(d)                      Mutual of America Life Insurance Company
                                  since 1994; President and Chief Operating
                                  Officer, 1992 to 1994; Executive Vice
                                  President, 1989 to 1992

OTHER EXECUTIVE OFFICERS

JEROME STENGEL                58  Vice President, Treasurer and Chief              (f)
                                  Financial Officer since 1976

IRWIN LIVON                   58  Vice President -- Merchandising and
                                  Advertising since 1991; Vice President of
                                  General Merchandise Division, Sweet Life
                                  Foods, Suffield, CT, 1986-1991


- ---------------
(a) Member of the Audit Committee.

(b) Member of the Compensation Committee.

(c) Member of the Finance Committee.

(d) Member of the Nominating Committee.

(e) Leonard Genovese is the brother-in-law of Frances Genovese Wangberg.


(f) Not a director of the Company.


              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board, which met four times during fiscal year 1995 (ended February 3, 1995), has standing Audit, Compensation, Finance and Nominating Committees to assist it in the discharge of its responsibilities. The Committees and their principal functions are described below.

     The Audit Committee consists of Messrs. Allen, Cooney, Hayward (Chairman), McKenna and Moran. The Audit Committee met twice in fiscal year 1995. This Committee recommends to the Board the engagement of independent auditors for the ensuing year, reviews the scope and budget for the annual audit and reviews with the auditors the results of their engagement, the financial statements and management report. In addition, the Audit Committee reviews the scope of and compliance with the Company's internal controls and reviews recommendations made by the independent auditors with respect to changes in accounting principles and internal controls.

     The Compensation Committee consists of Messrs. Allen, Cooney, Hayward, McKenna (Chairman) and Moran. The Compensation Committee met once in fiscal year 1995 and approves or recommends to the Board compensation and special compensation for senior management in the form of bonuses and incentives, and recommends to the Board the adoption and implementation of incentive compensation plans, stock option plans and employee benefit plans, as well as any modifications to existing plans.

     The Finance Committee consists of Messrs. Allen (Chairman), Cooney, Hayward, McKenna and Moran. The Finance Committee met once in fiscal year 1995. It reviews the financial condition and capital structure of the Company and advises the Board with respect to acquisitions, divestitures and other financial matters affecting the Company.

     The Nominating Committee consists of Messrs. Allen, Cooney, Genovese (Chairman), Hayward, McKenna and Moran and Frances Genovese Wangberg. The Committee will consider nominees recommended by Shareholders for election to the Board. Recommendations should be sent to the Secretary of the Company at the Company's executive offices. The Nominating Committee met one time in fiscal year 1995 and reviews and recommends criteria for Board membership.

                           COMPENSATION OF DIRECTORS

     The Company's present policy is to pay each director, exclusive of employee directors, an annual fee of $16,000 for serving as a director. Members of the Committees of the Board of Directors are not paid additional amounts for attending Committee meetings. During fiscal year 1995, each director attended at least 75% of the meetings held by the Board and the Committees of which he or she is a member, except for Frances Genovese Wangberg, who attended two of the four regular board meetings and the one meeting of the Nominating Committee. Thomas J. Moran was elected as a director on March 7, 1995. Certain directors may receive additional forms of compensation, as described elsewhere in this Proxy Statement.

               OWNERSHIP OF SECURITIES BY PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the Class A Common Stock and Class B Common Stock owned beneficially as of March 15, 1995, or as otherwise noted, by any person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either class of Common Stock. The persons identified in this table have sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Company by each of them.

                              CLASS A SHAREHOLDERS


                                                               AMOUNT AND NATURE              PERCENT
                    NAME & ADDRESS(a)                      OF BENEFICIAL OWNERSHIP(b)         OF CLASS
- ---------------------------------------------------------  --------------------------         --------
Genovese Drug Stores, Inc. Employee                                   329,142                    6.7
  Stock Ownership Plan & Trust("ESOP")
T. Rowe Price Associates, Inc.(c)                                     257,488                    5.2
  100 E. Pratt Street
  Baltimore, MD 21202
  (as of December 31, 1994)
Leonard Genovese                                                    1,777,319                   26.7(d)
Frances Genovese Wangberg                                           1,712,003                   25.8(d)
Trust under the Will of the late                                    1,431,686                   22.5(d)
  Joseph W. Genovese, Jr.
Trust under the Will of the late                                      517,606                    9.5(d)
  Joseph W. Genovese, Sr.
Donald W. Gross Revocable Living                                      334,141                    6.4(d)
  Trust and Marie A. Gross
  Revocable Living Trust
                                         CLASS B SHAREHOLDERS
Leonard Genovese(e)                                                 1,677,477                   32.5
Frances Genovese Wangberg(f)                                        1,695,562                   32.9
Trust under the Will of the late                                    1,431,686                   27.8
  Joseph W. Genovese, Jr.
Trust under the Will of the late                                      517,606                   10.0
  Joseph Genovese, Sr.
Donald W. Gross Revocable Living Trust and                            292,706                    5.7
  Marie A. Gross Revocable Living Trust(g)


- ---------------
(a) Except as otherwise noted, the address for all beneficial owners is 80 Marcus Drive, Melville, New York 11747.


(b) Certain shares in the table have been counted twice because of certain rules and regulations of the Securities and Exchange Commission. See notes (d),
    (e) and (f).


(c) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investment and/or shared power to vote the securities. For purposes of the reporting requirements of the Exchange

    Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.


(d) Because shares of Class B Common Stock may be converted at any time to shares of Class A Common Stock on a one-for-one basis, under Securities and Exchange Commission rules each beneficial owner of outstanding shares of Class B Common Stock is deemed to be the beneficial owner of shares of Class A Common Stock. As of March 15, 1995, the following persons were deemed to be beneficial owners of more than 5% of the outstanding Class A Common Stock and each were deemed to own the following number of shares of Class A Common Stock (and percent of outstanding Class A Common Stock) assuming conversion of shares of Class B Common Stock and exercise of stock options to purchase shares of Class A Common Stock: Leonard Genovese, 1,777,319 Class A shares (26.7%), consisting of 1,677,477 shares of Class B Common Stock, 52,222 shares of Class A Common Stock and options covering 47,620 shares of Class A Common Stock; Frances Genovese Wangberg, 1,712,003 Class A shares (25.8%), consisting of 1,695,562 shares of Class B Common Stock, 2,657 shares of Class A Common Stock and options covering 13,784 shares of Class A Common Stock; Trust under the Will of the late Joseph W. Genovese, Jr., 1,431,686 Class A shares (22.5%), consisting of 1,431,686 shares of Class B Common Stock; Trust under the Will of the late Joseph Genovese, Sr., 517,606 Class A shares (9.5%) consisting of 517,606 shares of Class B Common Stock; and Donald W. Gross Revocable Living Trust and Marie A. Gross Revocable Living Trust, 334,141 Class A shares (6.4%), consisting of 292,706 shares of Class B Common Stock, 17,625 shares of Class A Common Stock and options covering 23,810 shares of Class A Common Stock.



(e) Includes 27,990 shares of Class B Common Stock held in trust for his daughter and 517,606 shares of Class B Common Stock listed as beneficially owned by the Trust under the Will of the late Joseph Genovese, Sr., of which Mr. Genovese is Trustee. Mr. Genovese disclaims any beneficial ownership in any such shares. Additionally, Mr. Genovese owns 52,222 shares of Class A Common Stock and also has options to purchase 47,620 more shares of Class A Common Stock.



(f) Includes 1,431,686 shares of Class B Common Stock listed as beneficially owned by the Trust under the Will of the late Joseph W. Genovese, Jr., of which Frances Genovese Wangberg is Trustee. Additionally, Mrs. Wangberg owns 2,657 shares of Class A Common Stock and also has options to purchase 13,784 more shares of Class A Common Stock.



(g) Of the shares of Class B Common Stock stated, 194,856 shares are owned by the Donald W. Gross Revocable Living Trust, of which Marie A. Gross is contingent beneficiary. The balance, 97,850 shares, are owned by the Marie
    A. Gross Revocable Living Trust, of which Donald W. Gross is a Trustee and contingent beneficiary. Mr. Gross is deemed to be an associate of the Donald
    W. Gross Revocable Living Trust, Marie Gross and the Marie A. Gross Revocable Living Trust. Mrs. Gross is deemed to be an associate of the Marie
    A. Gross Revocable Living Trust, Donald Gross and the Donald W. Gross Revocable Living Trust. None of these shares have been counted more than once as set forth in Note (b). Mr. Gross is a Vice President and Secretary of the Company. Additionally, Mr. Gross owns 17,625 shares of Class A Common Stock and also has options to purchase 23,810 more shares of Class A Common Stock.



     Leonard Genovese is the brother of Marie Gross and the brother-in-law of Frances Genovese Wangberg. Donald W. Gross is the husband of Marie Gross, and also the brother-in-law of Leonard Genovese. These persons are deemed "associates" of each other as that term is defined in the regulations promulgated under the Exchange Act.


     The Trust under the Will of the late Joseph W. Genovese, Jr. may be deemed to be an "associate" of Frances Genovese Wangberg and the Trust under the Will of the late Joseph Genovese, Sr. may be deemed to be an "associate" of Leonard Genovese as that term is so defined. The term "associate" is used to indicate a relationship with any person, including, in this situation, any trust or estate as to which such person has a substantial beneficial interest, or as to which such person serves as trustee or in any other fiduciary capacity, and any relative or spouse of such person who has the same home as such person or who is a director or officer of the Company.

                        SECURITY OWNERSHIP BY MANAGEMENT

     The following table presents the number of shares of the Company's Class A Common Stock and Class B Common Stock owned beneficially as of March 15, 1995, by (i) all directors and nominees, (ii) the executive officers listed in the Summary Compensation Table, and (iii) all executive officers and directors as a group:

                                                             SHARES
                                                       BENEFICIALLY OWNED
                                                       AS OF 3/15/95(a)(b)           % OF CLASS
                                                     -----------------------       --------------
                       NAME                          CLASS A        CLASS B         A         B
- ---------------------------------------------------  -------       ---------       ---       ----
Abraham Allen......................................   16,355           2,414         *          *
Thomas M. Cooney...................................   19,710               0         *          0
Leonard Genovese(c)................................   99,842       1,677,477       2.0       32.5
Charles Hayward....................................   19,711               0         *          0
Herbert J. Kett....................................   38,526          66,700         *        1.3
Irwin Livon........................................   28,087               0         *          0
William J. McKenna.................................   15,215           2,414         *          *
Thomas J. Moran....................................    2,000               0         *          0
Allan Patrick......................................   84,881               0       1.7          0
Jerome Stengel.....................................   38,147          45,476         *          *
Frances Genovese Wangberg(d).......................   16,441       1,695,562         *       32.9
All Executive Officers and Directors
  as a Group (18 persons)(e).......................  555,188       3,799,513       10.5      73.7

- ---------------
 *  Indicates less than 1% of Class

(a) The persons identified in this table have sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Company by each of them.

(b) The number of shares of Class A Common Stock shown in the table includes the right to acquire such shares through the exercise of stock options pursuant to the Company's 1984 Employee Stock Option and Stock Appreciation Rights Plan, as amended (the "1984 Plan"), as follows: 47,620 shares held by Mr. Genovese; 24,763 shares held by Mr. Kett; 23,810 shares held by Mr. Livon; 35,715 shares held by Mr. Patrick; 23,810 shares held by Mr. Stengel; 13,784 shares held by Mrs. Genovese Wangberg; 10,855 shares held by each of Messrs. Allen, Cooney, Hayward and McKenna; and 2,000 shares held by Mr. Moran.

(c) Includes 27,990 shares of Class B Common Stock held in trust for his daughter and 517,606 shares of Class B Common Stock held by the Trust under the Will of the late Joseph Genovese, Sr., of which Mr. Genovese is Trustee. Mr. Genovese disclaims any beneficial interest in any such shares.

(d) Includes 1,431,686 shares of Class B Common Stock held by the Trust under the Will of the late Joseph W. Genovese, Jr. for the benefit of Frances Genovese Wangberg, of which she is Trustee.

(e) Includes 280,613 shares of Class A Common Stock which the group currently has rights to acquire through the exercise of stock options pursuant to the 1984 Plan.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Reporting persons are required by SEC regulation to furnish the Company with copies of all such filed reports. To the Company's knowledge, based solely on a review of copies of such filed reports furnished to the Company, all of the Company's directors, officers, and greater than ten percent beneficial owners made all required filings during fiscal year 1995 in a timely manner, except that one transaction by each of Messrs. Kett, Patrick, Stengel, Gross and Dominick Lettieri with respect to stock options exercised in January 1995 was inadvertently omitted on each such person's 1995 Form 5. An amended Form 5 was filed three weeks late for each such reporting person. No stock was sold in connection with such option exercises.

                             EXECUTIVE COMPENSATION


     The following table sets forth the annual compensation paid by the Company during the fiscal years ending February 3, 1995, January 28, 1994 and January 29, 1993 to the Chief Executive Officer and the four most highly compensated executive officers of the Company. Each executive officer of the Company serves at the pleasure of the Board of Directors. No executive officer has an employment agreement with the Company.


                           SUMMARY COMPENSATION TABLE


                                        ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                  --------------------------------   -------------------------
                                                         OTHER       RESTRICTED    SECURITIES        ALL
                                                         ANNUAL        STOCK       UNDERLYING       OTHER
         NAME AND          FISCAL  SALARY    BONUS    COMPENSATION     AWARD        OPTIONS      COMPENSATION
    PRINCIPAL POSITION     YEAR    ($)(A)    ($)(B)      ($)(C)        ($)(B)        (#)(D)         ($)(E)
- -------------------------- -----  --------  --------  ------------   ----------   ------------   ------------
LEONARD GENOVESE..........  1995   421,277   105,000      5,308        105,000       11,000          4,476(f)
  Chairman of the Board     1994   404,076    95,000      4,300         95,000          -0-          5,296
  and President             1993   376,917    93,750      5,113         93,750       22,000          7,257

ALLAN PATRICK.............  1995   215,650    53,750     51,129         53,750        8,250          1,221
  Executive Vice President  1994   202,121    47,500      2,744         47,500          -0-          2,051
  and Director              1993   179,967    44,700      2,511         44,700       16,500          1,537

HERBERT J. KETT...........  1995   160,979    30,400     38,103         30,400        5,720          2,989
  Vice Chairman and         1994   154,638    27,617      3,268         27,617          -0-          3,369
  Director                  1993   147,614    27,854      2,992         27,854       11,440          2,836

IRWIN LIVON...............  1995   143,065    26,980      4,035         26,980        5,500            311
  Vice President            1994   137,457    24,548      3,525         24,548          -0-            849
                            1993   131,403    24,890      3,270         24,890       11,000            568

JEROME STENGEL............  1995   140,978    25,200     35,418         25,200        5,500          2,063
  Vice President and        1994   134,424    22,243      3,097         23,743          -0-          2,452
  Treasurer                 1993   128,762    23,022      2,748         23,022       11,000          2,066


- ---------------

(a) Includes Company contributions to the Genovese Retirement and Savings Plan, a Section 401(k) plan. In fiscal 1995, the Company contributed $1,277, $650, $979, $1,065 and $978, respectively.



(b) The amounts in the table reflect solely bonuses awarded under the 1987 Plan. 50% of awards paid in cash and 50% paid in Class A Common Stock of the Company over a four year period in five equal installments, assuming the continued employment of such executives.



(c) The amounts shown in the table reflect, for fiscal 1995, non-qualified stock options representing the dollar value of the difference of price at date of grant and market price on date of exercise of $0, $48,152, $33,383, $0 and $32,103, respectively; personal use of a Company-leased automobile on a pro-rated basis in the amounts of $2,500, $2,403, $2,403, $2,550 and $1,830, respectively; premiums paid by the Company for life insurance over $50,000 in the amounts of $2,808, $574, $2,317, $1,485 and $1,485, respectively.



(d) Options to purchase shares of Class A Common Stock granted pursuant to the 1984 Plan. The number of options granted in March 1994 have been restated to reflect the 10% stock dividend issued in January 1995.



(e) The amounts shown in the table reflect, for fiscal year 1995, the Company's contributions to the Non-Qualified Pension Plan added to salary in the amounts of $2,415, $892, $2,660, $0 and $1,757, respectively; and the Company's contribution under the ESOP of $329, $329, $329, $311 and $306, respectively. The amount shown for Mr. Genovese also includes premiums added to salary for two additional insurance policies in the amount of $1,732.



(f) Includes the amount of annual premiums on the term portion of split-dollar life insurance on the lives of Leonard Genovese and his spouse in the amounts of $1,732, $1,732 and $213 for fiscal years 1995, 1994 and 1993, respectively. The annual premiums paid by the Company for the non-term portion of such insurance were $90,286, 88,540 and $76,060 for fiscal years 1995, 1994 and 1993, respectively. Pursuant to a collateral assignment of the split-dollar life insurance policy, upon the death of Leonard Genovese and his spouse, the Company is repaid the amount of premiums paid by the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's current executive compensation program reflects the overall compensation philosophies of the Company. The program is designed with a goal of fairly compensating executives for their performance and contribution to the Company's financial results, as well as providing incentives which attract and retain key executives, instill a long-term commitment to the Company, and develop a pride and sense of Company ownership, all in a manner consistent with shareholder interests. Given these objectives, the executive compensation package includes three elements: (1) base salary; (2) bonuses awarded under the 1987 Executive Bonus & Stock Plan (the "1987 Plan"), consisting of one-half cash and one-half grants of Class A Common Stock (which grants vest in five equal annual installments, generally commencing shortly after each grant); and (3) options to purchase shares of Class A Common Stock granted under the 1984 Employee Stock Option and Stock Appreciation Rights Plan (the "1984 Plan"), which options are non-qualified options with an exercise price of 100% of the price per share of Class A Common Stock on the date of grant and a term of five years from the date of grant. Each of the foregoing three elements is reviewed annually and adjusted in light of the Company's performance for the year, including the attainment of a pre-determined financial plan, and the individual executive's contribution to that performance.


     The Compensation Committee administers the 1987 Plan and the 1984 Plan. In evaluating an executive's performance at the Company, in addition to financial results of the Company (such as attaining the pre-determined financial plan), a broad range of performance criteria is considered. These criteria include standards of business conduct which reflect the social values and expectations of the Company's associates and shareholders and the communities in which it operates. In considering salary increases, bonus awards and stock option grants (for persons other than the President), the Compensation Committee considers recommendations submitted by the President.



     In approving the salary increase, bonus award and stock option grant to the President, the Committee takes into account his level and scope of responsibilities and contributions to the Company. The Committee decides on the compensation of the President privately, without the President being present.


     The Committee consists of all five independent directors, none of whom is an employee of the Company.

     This report is submitted by the following persons who constitute the Compensation Committee:

          William McKenna, Chairman
          Abraham Allen
          Thomas Cooney
          Charles Hayward
          Thomas J. Moran

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee for the 1995 fiscal year consisted of the following four non-employee directors: William McKenna, Abraham Allen, Thomas Cooney and Charles Hayward. In the ordinary course of business, the Company purchased merchandise from Gibson Greetings, Inc. which during fiscal year 1995 aggregated approximately $600,000. Thomas Cooney, a director of the Company, is also a director of Gibson Greetings, Inc. The Company believes that the purchases were made on a basis no less favorable than could have been obtained from unaffiliated suppliers in similar transactions.

                 EMPLOYEE BENEFIT PLANS AND OTHER REMUNERATION

1987 EXECUTIVE BONUS & STOCK PLAN


     The 1987 Plan was adopted during fiscal year 1988. Under the 1987 Plan, the Compensation Committee can award eligible executives, upon meeting targeted performance levels, incentive compensation which is paid 50% in cash and 50% in shares of Class A Common Stock. Under the current policy of the Compensation Committee, only the twelve executive officers of the Company are eligible to receive awards under the 1987 Plan. The stock is payable in equal installments of 20% over a four year period, provided the recipient remains employed by the Company. The Company had available, as of February 3, 1995, approximately 5,000 shares of Class A Common Stock for awards under the 1987 Plan. For fiscal year 1995, the Company awarded $378,490 in cash and 36,997 shares of Class A Common Stock. The Company also distributed during fiscal 1995 shares of Class A Common Stock for amounts awarded in previous years.


1984 EMPLOYEE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

     The 1984 Plan authorizes the grant of discretionary options to purchase shares of Class A Common Stock from the Company to officers and other key employees of the Company and automatic, non-discretionary options to non-employee directors of the Company. The 1984 Plan authorizes the grant of such options at an exercise price which is no less than 100% of the fair market value of the Class A Common Stock at the time the option is granted. All outstanding options have a five-year term.


     Payment for shares of Class A Common Stock purchased upon exercise of an option must be made in full at the time of exercise, either in cash, by delivery of shares of Common Stock then owned by the optionee or a combination of cash and shares of Common Stock having an aggregate fair market value equal to the option price, or by participation in a cashless exercise program. Under the cashless exercise program, an optionee may sell all or part of his or her option shares through a brokerage firm with whom the Company has arranged such a program. The brokerage firm pays the aggregate amount of the exercise price for such option shares, directly to the Company. The remaining monies or shares, less a brokerage commission, are credited to the account of the optionee at such brokerage firm. As of February 3, 1995, 306,730 options were outstanding at exercise prices ranging from $6.49 to $11.93 per share.


                          OPTION GRANTS IN FISCAL 1995

     The following table sets forth certain information concerning individual grants of stock options made to each of the executive officers of the Company named in the above Summary Compensation Table during fiscal 1995 pursuant to the 1984 Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                ---------------------------------------------------      VALUE AT ASSUMED
                                              % OF TOTAL                               ANNUAL RATES OF STOCK
                                 OPTIONS       OPTIONS                                  PRICE APPRECIATION
                                 GRANTED      GRANTED TO     EXERCISE                   FOR OPTION TERM($)
                                  (# OF      EMPLOYEES IN    PRICE(2)    EXPIRATION    ---------------------
             NAME               SHARES)(1)   FISCAL 1995      ($/SH)        DATE        5%(3)        10%(3)
- ------------------------------  ---------    ------------    --------    ----------    -------       -------
Leonard Genovese..............    11,000          8.7%        $11.82       3/7/99      $35,970       $79,420
Allan Patrick.................     8,250          6.5%        $11.82       3/7/99      $26,978       $59,565
Herbert J. Kett...............     5,720          4.5%        $11.82       3/7/99      $18,704       $41,298
Irwin Livon...................     5,500          4.3%        $11.82       3/7/99      $17,985       $39,710
Jerome Stengel................     5,500          4.3%        $11.82       3/7/99      $17,985       $39,710

- ---------------
(1) The indicated stock options are fully vested immediately upon grant. All rights to exercise such options terminate 14 business days after termination of employment, provided, however, that the optionee or his estate shall have three months after termination of employment to exercise the options if the cessation of employment is due to retirement on or after attaining the age of sixty-five (65) years, disability, or death. The Company paid on January 5, 1995 a 10% stock dividend to shareholders of record on December 22, 1994. Since the 1984 Plan contains antidilution provisions, the number of options granted and the option prices were adjusted to reflect the stock dividend.

(2) Exercise price of $11.82, after adjustment for 10% stock dividend paid in January 1995.

(3) The potential realizable value amounts shown illustrate the values that might be realized upon exercise of stock options immediately prior to the expiration of their five-year term using 5% and 10% appreciation rates (as specified by the SEC), compounded annually, and therefore are not intended to forecast possible future appreciation, if any, of the price of Class A Common Stock. Additionally, these values do not take into consideration the provisions of the options providing for non-transferability or termination of the options following termination of employment.

     In order to achieve the potential realizable values set forth in the 5% and 10% columns, the price per share of Class A Common Stock for the stock options granted on March 8, 1994 would need to appreciate to approximately $15.09 and $19.04, respectively, from the date of grant through the five-year option term. On February 3, 1995, the last day of trading in fiscal 1995, the closing price of the Class A Common Stock on the American Stock Exchange was $9.875 per share.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1995 and unexercised options held at fiscal year-end.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                             OPTIONS AT YEAR-END(#)         FISCAL YEAR-END($)(a)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Leonard Genovese.........          -0-             -0-        37,620          -0-           13,377          -0-
Allan Patrick............       10,981          48,152        28,216          -0-           20,266          -0-
Herbert J. Kett..........        7,613          33,383        19,562          -0-           14,050          -0-
Irwin Livon..............          -0-             -0-        18,810          -0-           13,510          -0-
Jerome Stengel...........        7,321          32,103        18,810          -0-           13,510          -0-

- ---------------
(a) Calculated based on the excess of the fair market value of Class A Common Stock on February 3, 1995 ($9.875) over the option exercise price. All awards made to Leonard Genovese from 1990 through 1992 were at an option exercise price equal to 110% of the market price on the date of the grant.

THE GENOVESE RETIREMENT AND SAVINGS PLAN

     The Company maintains a profit sharing and deferred retirement plan pursuant to Section 401(k) of the Internal Revenue Code of 1986. All employees participate after one year of service and attainment of age 21.

     The Company may make discretionary contributions in an amount determined annually by the Board of Directors. Company contributions are allocated to eligible participants in proportion to their compensation. Participants may make contributions to the Plan on a salary reduction basis, and the Company may make matching contributions on behalf of each participant. A separate salary reduction account and matching employer contribution account are maintained for each participant. All contributions are paid to The Dreyfus Trust Company, as Trustee, to hold, invest and reinvest the funds. All accounts are vested at retirement, death or disability. Upon any other termination of employment, matching and discretionary contributions vest 20% a year for the first five years of service. Subject to certain restrictions and tax penalties, participants may borrow from or make early withdrawals from their salary reduction accounts.

RETIREMENT INCOME PLAN

     The Company's Retirement Income Plan (the "Pension Plan") covers approximately 830 participants. The Company, during fiscal year 1990, elected to freeze the Pension Plan as of December 31, 1988. The adoption of this amendment to the Pension Plan resulted in the freezing of maximum benefits available to employees covered by the Pension Plan as of December 31, 1988. Employees covered by the Pension Plan will continue to vest with the passage of time.

     The Pension Plan provides 100% vesting after five years of service. Normal retirement age is 65 and early retirement can be taken after age 55. A participant's benefits under the Pension Plan are based upon a maximum of 50% of his average earnings during the final five years of employment up to a maximum of $30,000, less 75% of his primary Social Security benefits, for 30 years or more of service. Benefits are reduced proportionately if the participant's actual years of service are less than 30. As a result of the freeze of benefits described above, these benefits were determined for each affected employee as if he terminated employment on December 31, 1988.


     The following named executive officers shall be entitled to receive the following annual benefits upon retirement at age 65: Leonard Genovese, $4,991; Herbert Kett, $5,172; Allan Patrick, $2,398; Jerome Stengel, $3,364; and Irwin Livon, $0.00. Because the Pension Plan was frozen, the benefits payable upon retirement to the named executive officers will not vary based on final compensation or additional years of service.


NON-QUALIFIED PENSION PLAN


     In addition, five key officers of the Company (Leonard Genovese, Herbert J. Kett, Allan Patrick, Jerome Stengel and Dominick Lettieri) participate in a non-qualified pension plan. The plan provides benefits at retirement equal to 50% of a participant's base salary with a maximum benefit of $50,000 per year for 10 years. This plan also provides life insurance on the individual officers, payable to the officers in an amount equal to five years base salary up to a maximum of $500,000. Because each of these five officers receives (and is expected to receive in future years) a base salary in excess of $100,000, each such officer is expected to receive at retirement the maximum benefits available under the non-qualified pension plan.


EMPLOYEE STOCK OWNERSHIP PLAN

     On April 6, 1976, the Board of Directors of the Company approved the adoption of the ESOP for the benefit of all of its employees, including officers, who meet certain eligibility requirements, based primarily on age, length of service and number of hours worked. Under the ESOP, the Company may make contributions to a trust fund in cash or property, including shares of Class A Common Stock, in an amount to be determined annually by the Board of Directors. The Trustees of the trust fund will be directed to invest any funds received primarily in Class A Common Stock and to make distributions in the form of Class A Common Stock to participants upon death, disability or retirement. In the event employment of a participant is terminated prior to death, disability or retirement, the number of shares of the ESOP he or she will be entitled to receive as a distribution will depend, in general, upon his or her length of service with the Company. A participant's share in the contribution for each year is determined by the ratio of his or her compensation (exclusive of any bonuses) to the aggregate compensation of all participants (exclusive of bonuses).

     For fiscal year 1995, the Board of Directors authorized a contribution of 10,000 shares of Class A Common Stock to the ESOP. On March 15, 1995, the ESOP held 329,142 shares of Class A Common Stock.

OTHER REMUNERATION


     During fiscal year 1995, the Company paid to Leonard Genovese and another member of the Genovese family, as Trustees under deeds of trust for the benefit of certain family members, an aggregate of $274,020 for facilities located in Long Island City, New York, under the terms of a lease which expires on July 31, 2010. During fiscal 1995 the Company paid to the Trustees an annual base rental of $210,000, $0 for a percentage of annual gross sales generated from the premises in excess of a specified amount, $64,020 for the payment of certain real estate taxes and $0 for maintenance charges. The Company believes that the lease, when entered into, was made on terms no less favorable to the Company than could have been obtained from an unaffiliated person in a similar transaction.

     In the ordinary course of business, the Company purchased merchandise from Gibson Greetings, Inc. which during fiscal year 1995 aggregated approximately $600,000. Thomas M. Cooney, a director of the Company, is also a director of Gibson Greetings, Inc. The Company believes that the purchases were made on a basis no less favorable than could have been obtained from unaffiliated suppliers in similar transactions.

CERTAIN TRANSACTIONS


     Leonard Genovese, Chairman and President of the Company, was indebted to the Company as of March 15, 1995 in the amount of $73,000 for a personal loan. The loan is interest-free and payable on demand. The largest aggregate amount of indebtedness owed by Mr. Genovese to the Company since January 30, 1994 was $97,000.

                               PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock against the cumulative total return of the American Stock Exchange Market Value Index and a composite peer group for the period of five years commencing February 1, 1990 and ending January 31, 1995.

                 COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE
                FIVE YEARS COMMENCING 2/1/90 AND ENDING 1/31/95

                                                   AMERICAN
                                                     STOCK
                                                   EXCHANGE
      MEASUREMENT PERIOD         GENOVESE DRUG   MARKET VALUE     COMPOSITE
    (FISCAL YEAR COVERED)        STORES, INC.        INDEX        PEER GROUP
2/1/90                                     100             100             100
1/91                                        85              91             123
1/92                                       146             118             155
1/93                                       134             117             163
1/94                                       190             139             162
1/95                                       170             124             202

     The graph assumes that the value of the investment in the Class A Common Stock and each index was $100 on February 1, 1990 and that all dividends were reinvested.

     The peer group consists of the Company and the following drugstore chains:
Arbor Drugs, Inc., Big B, Inc., Drug Emporium, Inc., F&M Distributors, Inc., Fay's Incorporated, Longs Drug Stores Corp., Perry Drug Stores, Inc., Revco D.S., Inc., Rite Aid Corp., and Walgreen Co.

                          CERTIFIED PUBLIC ACCOUNTANTS

     The certified public accounting firm of Deloitte & Touche LLP was engaged as independent auditors by the Board for fiscal year 1995. The Board, on the recommendation of its Audit Committee, has retained Deloitte & Touche LLP to provide accounting services for fiscal year 1996. Deloitte & Touche LLP is expected to have representatives present at the 1995 Annual Meeting who will be available to respond to shareholders' questions and, if they desire, will have an opportunity to make any statement they consider appropriate.

                              PROPOSED AMENDMENTS

     The Company's Board of Directors has unanimously approved, and proposes for adoption by the stockholders, the following seven amendments to the Company's Certificate of Incorporation and an amendment to the Company's 1987 Executive Bonus & Stock Plan. A description of the specific amendments and a discussion of the reasons why they are being proposed are set forth below.

     Each proposed amendment will be voted on separately by the stockholders. The amendment to the Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock requires the approval of a majority of the outstanding Class A and Class B stock voting together as a single class as well as a majority of the outstanding Class A stock voting as a separate class. The other amendments to the Certificate of Incorporation require the approval of a majority of the outstanding Class A and Class B stock voting together as a single class. The amendment to the 1987 Plan requires the approval of a majority of the total votes cast. Each proposed amendment to the Certificate of Incorporation that is adopted by the stockholders will become effective upon the filing and recordation of a Certificate of Amendment to the Certificate of Incorporation as required by Delaware law. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENTS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF EACH OF THE EIGHT PROPOSALS.

                                   PROPOSAL 1

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                            OF CLASS A COMMON STOCK

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, an amendment to Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock from 12,000,000 shares to 20,000,000 shares. The additional shares of Class A Common Stock for which authorization is sought would be identical to the shares of Class A Common Stock now authorized, and the rights and limitations of the Class A Common Stock would remain unchanged under the proposed amendment. No change is being proposed to the number of authorized shares of the Company's Class B Common Stock. The text of the proposed amendment appears in Exhibit A.


     At the close of business on April 24, 1995, 4,942,184 shares of Class A Common Stock were issued and outstanding, 648,363 shares of Class A Common Stock were reserved for issuance pursuant to the Company's incentive and stock option plans and 5,143,960 shares of Class A Common Stock were reserved for issuance upon conversion of the Class B Common Stock, leaving 1,265,493 shares of Class A Common Stock unissued and unreserved.


     The Board of Directors believes that it is desirable that the Company have the flexibility to issue additional shares of Class A Common Stock in connection with possible future actions, such as stock dividends, stock splits, financings, employee benefit programs, corporate mergers, acquisitions of property or for other corporate purposes. The Board of Directors will have sole discretion to determine whether, when and on what terms to issue the additional shares of Class A Common Stock without further action by the stockholders unless required by the Certificate of Incorporation or By-Laws, by applicable law, or by the rules of any national securities exchange on which shares of Class A Common Stock are then listed. The Board of Directors has no present plan to issue any of the additional shares of Class A Common Stock proposed to be authorized.

     The availability of additional shares of Class A Common Stock for issuance could potentially have an anti-takeover effect by making it more difficult or discouraging an attempt to obtain control of the Company. For example, the issuance of shares of Class A Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The additional shares also could be used to make it more difficult to obtain the consent of stockholders to a merger or similar transaction even if it appears to be desirable to the holders of a majority of the voting power of the outstanding common stock. The additional shares of Class A Common Stock have not been proposed for any anti-takeover purpose and the Board of Directors is not aware of any pending or threatened efforts to obtain control of the Company.

     Because the Company's stockholders do not have preemptive rights, all or any of the authorized but unissued shares of Class A Common Stock may be issued without first offering such shares to the holders of the Class A Common Stock or to any other stockholders of the Company. The issuance of Class A Common Stock otherwise than on a pro-rata basis to all current stockholders would have a dilutive effect on earnings per share and on the equity and voting power of current stockholders.

                                   PROPOSAL 2

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
               TO PERMIT THE COMPANY TO ENGAGE IN ALL ACTIVITIES
                          PERMITTED UNDER DELAWARE LAW

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, an amended and restated Article Third of the Certificate of Incorporation to allow the Company to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The text of the proposed amendment appears in Exhibit A.

     Section 102(a)(3) of the Delaware General Corporation Law provides that the certificate of incorporation of a Delaware corporation must set forth the "nature of the business or purposes to be conducted or promoted" by the corporation and shall be sufficient if it states, "either alone or with other businesses or purposes, that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     The current Article Third of the Certificate of Incorporation has a lengthy and detailed description of the Company's nature and purpose that has remained essentially unchanged since the Company's original incorporation in New York in 1938, when such a detailed description was customary. The proposed amendment will simplify Article Third in accordance with modern corporate practice to make clear that the Company can engage in any lawful act or activity for which corporations may be formed under the Delaware General Corporation Law. The modern approach removes any doubt or technical concern as to the permitted scope of the Company present or possible future activities. The Board of Directors has no present plan to change the nature of the Company's business or purposes which would not be permitted by the current Article Third.

                                   PROPOSAL 3

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                         >TO AUTHORIZE THE DIRECTORS TO
                         ADOPT, AMEND OR REPEAL BY-LAWS

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, a new Article Eleventh to the Certificate of Incorporation that would confer on the Board of Directors the power to adopt, amend or repeal the By-Laws without stockholder action. The text of the proposed amendment appears in Exhibit A.

     Section 109 of the Delaware General Corporation Law permits any Delaware corporation, in its certificate of incorporation, to confer the power on its board of directors to adopt, amend or repeal its by-laws. Absent such a provision, only the stockholders of a Delaware corporation have the power to adopt, amend or repeal its by-laws.

     The Certificate of Incorporation currently does not confer such power on the Board of Directors and therefore currently only the stockholders of the Company have the power to adopt, amend or repeal the By-Laws. Granting such power to the Board of Directors does not divest or limit the stockholders' power to adopt, amend or repeal the By-Laws.

     The Board of Directors of the Company believes that it should be in a position to adopt, amend or repeal the By-Laws whenever such action becomes desirable for the benefit of the Company and its stockholders, without the necessity and expense of obtaining stockholder approval at an annual or special meeting. The Board has therefore deemed it advisable and in the best interests of the Company and its stockholders that the proposed amendment be approved by the stockholders.

     The proposed amendment could potentially have an anti-takeover effect by allowing the Board of Directors to make a change in control of the Company more difficult through the amendment of certain provisions of the By-Laws. The amendment has not been proposed for any anti-takeover purpose and the Board of Directors is not aware of any pending or threatened efforts to obtain control of the Company. Having such power would also allow the Board to alter, amend or repeal By-Laws adopted by the stockholders of the Company.

     The Board of Directors has no present plan to amend the By-Laws if the proposed amendment is approved.

                                   PROPOSAL 4

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                     REGARDING DIVIDENDS PAYABLE IN RESPECT
                            OF CLASS B COMMON STOCK

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, a new paragraph to Article Fourth of the Certificate of Incorporation providing that dividends in respect of the Company's Class B Common Stock may be paid in shares of Class A Common Stock, shares of Class B Common Stock or any other cash, property or securities of the Company in accordance with applicable law. The text of the proposed amendment appears in Exhibit A.

     The purpose of the proposed amendment is to clarify a possible ambiguity in the current text of Article Fourth, subparagraph (c)(i) of the Certificate of Incorporation which, if read narrowly and in conjunction with the Company's past practice, might imply that stock dividends payable in respect of shares of Class B Common Stock may be paid only in shares of Class B Common Stock. The Board of Directors believes that the intent of the current provision is that dividends payable in respect of shares of Class B Common Stock may be paid in shares of Class B Common Stock, but also may be payable in shares of Class A Common Stock or any other cash, property or securities of the Company in accordance with applicable law.

     Historically, the Company has paid stock dividends in respect of shares of Class B Common Stock only in shares of Class B Common Stock and stock dividends in respect of shares of Class A Common Stock only in shares of Class A Common Stock. The Board of Directors does not believe that this is or should be the only permissible method of paying stock dividends. The Board of Directors would like to confirm that it has the flexibility to pay any future stock dividends in respect of shares of Class B Common Stock in shares of Class A Common Stock.

     Shares of Class B Common Stock are entitled to ten votes per share on each matter submitted to a vote of stockholders; shares of Class A Common Stock are entitled to one vote per share. Under the Company's current stock dividend policy, dividends payable in respect of shares of Class A Common Stock and Class B Common Stock are paid in like kind. As a result of the current stock dividend policy, the declaration and payment of stock dividends does not dilute the pro rata voting power of the holders of the Class A Common Stock or the holders of the Class B Common Stock.

     If stock dividends were paid solely in shares of Class A Common Stock to holders of both Class A Common Stock and Class B Common Stock, the pro rata voting power of the holders of Class B Common Stock as a class would be diluted and the pro rata voting power of the holders of Class A Common Stock as a class would increase. The degree of the change would depend upon the size of each stock dividend and the cumulative effect thereof. The Board does not currently plan to pay future stock dividends, if any, in shares of Class A Common Stock to holders of Class B Common Stock.

     In order to eliminate any potential ambiguity and in order to expressly authorize the Board of Directors to pay future dividends in respect of Class B Common Stock in shares of Class A Common Stock, shares of Class B Common Stock or any other cash, property or securities of the Company, the Board of Directors has deemed it advisable and in the best interests of the Company and its stockholders that the proposed amendment be adopted and that Article Fourth of the Certificate of Incorporation be amended as described above.

                                   PROPOSAL 5

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                      TO LIMIT THE LIABILITY OF DIRECTORS
                        IN ACCORDANCE WITH DELAWARE LAW

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, a new Article Twelfth to the Certificate of Incorporation that would limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the extent permitted by Delaware law. The text of the proposed amendment appears in Exhibit A.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision cannot eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law concerning an unlawful payment of a dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

     The proposed amendment is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to reduce the personal risks inherent in serving as a director of a corporation. The proposed amendment would not eliminate the directors' duty of care, but it would eliminate the financial exposure of directors of the Company for breaches of such duty. Directors would remain liable to the Company and its stockholders for the acts that are specifically excluded from the scope of the provision as listed above. The proposed amendment would not be retroactive and therefore would not limit the liability of directors for any act or omission occurring prior to the adoption of the proposed amendment.

     Although the Company has had no difficulty in attracting and retaining directors, the Board of Directors believes that the Company should take all reasonable steps to ensure that it will continue to be able to attract and retain qualified persons for such positions and that directors will not be inhibited in their decision-making because of undue concerns about personal liability.

     If the proposed amendment is adopted, a stockholder will be able to prosecute an action against a director for monetary damages only if the stockholder alleges a breach of the duty of loyalty, a failure to act in good faith, a knowing violation of law or a breach of duty resulting in receipt of an improper personal benefit. A stockholder will not be able to prosecute such an action (including an action relating to an attempted takeover of the Company) based on "negligence" or "gross negligence" of a director or in the performance of the director's duties. However, the proposed amendment will not limit or eliminate the right of the Company or any stockholder to seek an injunction, rescission or other form of non-monetary relief in the event of a breach of the duty of care by a director (although such relief may not be an effective remedy in certain circumstances). In addition, the proposed amendment applies only to claims against a director arising out of service in such capacity and, depending upon judicial interpretation, it may not be effective to relieve a director from liability under the laws of jurisdictions other than Delaware, such as liabilities imposed under the federal securities laws. The amendment will have no effect on tort or other claims by third parties against directors. The proposed amendment will not preclude indemnification of a director by the Company for any liability which has not been eliminated by the amendment as permitted by law. Proposal 6 below describes existing and proposed indemnification provisions in the Certificate of Incorporation.

     The Company has not received notice of any pending or threatened litigation to which any current director is a party or threatened to be made a party in such capacity to which the protections and benefits under the proposed amendment might apply. The proposed amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director of the Company.

     The Board of Directors believes that the diligence exercised by directors stems primarily from their fiduciary duty and desire to act in the best interests of the Company and its stockholders and not from fear of monetary damages. Consequently, they believe that the level of care exercised by them in the performance of their duties would not be lessened by the adoption of the proposed amendment. The Board of Directors recognizes that it and future members of the Board of Directors could personally benefit from approval of the proposed amendment, but for the reasons stated above, the Board of Directors believes that the proposed amendment is in the best interests of the Company and its stockholders.

                                   PROPOSAL 6

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
              TO INDEMNIFY DIRECTORS, OFFICERS AND CERTAIN OTHERS
                  TO THE FULL EXTENT PROVIDED BY DELAWARE LAW

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, an amended and restated Article Ninth of the Certificate of Incorporation to provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent provided by Delaware law, including the mandatory advancement of expenses to the indemnified party. The text of the proposed amendment appears in Exhibit A.

     In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be in the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule," which is designed to protect directors from personal liability if their business decisions are subsequently challenged. However, the expense of defending lawsuits, including unwarranted litigation, and the inevitable uncertainty with respect to the outcome of applying the business judgment rule to particular facts and circumstances means that, as a practical matter, directors and officers of corporations rely on indemnification from corporations as a means of providing financial resources in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate indemnification provisions are often a condition of an individual's willingness to serve as a director or an officer of a corporation and therefore enacted Section 145 of the Delaware General Corporation Law to allow Delaware corporations to provide indemnification for their directors, officers, employees and agents.


     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may include in its certificate of incorporation a provision providing for indemnification of any of its directors, officers, employees or agents who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation. For a Proceeding other than an action by or in the right of the corporation, Section 145 currently provides for indemnification of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and its stockholders and, with respect to a criminal Proceeding, had no reasonable cause to believe their conduct was unlawful. For a Proceeding by or in the right of the corporation, Section 145 currently provides for indemnification of expenses (including attorneys' fees) incurred by such person in connection with such Proceeding even if not successful on the merits if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and its stockholders, provided that no such indemnification may be made on behalf of a person adjudged liable to the corporation unless a court determines that, despite such adjudication but in view of all the circumstances, such person is entitled to indemnification. Notwithstanding whether a Delaware corporation chooses to adopt these voluntary indemnification provisions, all Delaware corporations are required to indemnify such persons for expenses (including attorneys' fees) incurred by such persons in the successful defense, on the merits or otherwise, of any such Proceeding. Section 145 provides that a corporation may include a provision that allows for the payment by the corporation of expenses of the indemnified party in advance of the final disposition of such Proceeding, and also that a corporation may enter into one or more agreements with any person which provide for indemnification different than that provided by Delaware law.



     The proposed amendment provides that directors and officers of the Company would be indemnified to the full extent permitted by Delaware General Corporation Law as the same currently exists or may hereafter be amended or by any other applicable laws as then in effect. The proposed amendment also provides that the Company must pay expenses of the indemnified party in advance of the final disposition of any such Proceeding, and that the Company may enter into one or more agreements with any person which provide for indemnification different than that provided by Delaware General Corporation Law.


     The proposed amendment is an updating and clarification of the current Article Ninth of the Certificate of Incorporation, which provides for indemnification "to the fullest extent permitted by Section 145 of the Delaware General Corporation Law." The proposed amendment would replace the reference to
Section 145 of the Delaware General Corporation Law with a general reference to Delaware General Corporation Law and any other applicable laws. The general reference in the proposed amendment would potentially avoid the necessity of a stockholder vote to amend the Certificate of Incorporation each time indemnification provisions of Section 145 or any other section of the Delaware General Corporation Law or any other applicable laws may subsequently be enacted or amended.


     The principal difference between the proposed amendment and the current Article Ninth is that the proposed amendment provides for mandatory payment of expenses in advance of the final disposition of a Proceeding rather than making such payments permissive as is currently the case with Article Ninth. The advancement of expenses would be conditioned upon the Company's receipt of an undertaking to repay such an advance if it is ultimately determined that such party is not entitled to indemnity. The language in the proposed amendment clarifying that the Company may enter into agreements with any person which provide for indemnification different than that provided by Delaware General Corporation Law is not included in the current Article Ninth but is specifically provided for in Section 145 of the Delaware General Corporation Law. The ability to enter into agreements which provide for indemnification different than that provided by Delaware law gives the Board additional flexibility in attracting and retaining qualified individuals to serve as directors and officers for the Company.

     The Board of Directors believes that the proposed amendment is desirable so that the Company can continue to attract and retain qualified individuals to serve as its directors and officers in light of the present difficult environment in which such persons must serve and, in conjunction with the proposed Article Twelfth regarding the limitation of liability of directors, will serve such purpose. In recent years, Proceedings seeking to impose liability on, or involving as witnesses, directors and officers of publicly held corporations have become the subject of much public discussion. Such Proceedings are typically very expensive whatever their eventual outcome. Even in Proceedings in which a director or officer is not named as a defendant, such individual may incur substantial expenses or attorneys' fees if he or she is called as a witness or becomes involved in the Proceeding in any other way. As a result, an individual may conclude that potential exposure to the costs and risks of Proceedings in which he or she may become involved exceeds any benefit to him or her from serving as a director or officer of a publicly held corporation.

     The Company has not received notice of any pending, threatened or completed Proceeding against an officer, director, employee or agent of the Company to which the protections and benefits under the proposed amendment might apply. The proposed amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director.

     Article Ninth of the Certificate of Incorporation, as amended and restated by the proposed amendment, would be retroactive and would apply to acts and omissions that occurred prior to its adoption.

     The Board of Directors has deemed it advisable and in the best interests of the Company and its stockholders that the Certificate of Incorporation be amended to provide for the indemnification of directors, officers, employees and agents of the Company in accordance with the proposed amendment. The Board recognizes that it and future members of the Board could personally benefit from approval of the proposed amendment, but for the reasons stated above, the Board believes that the proposed amendment is in the best interests of the Company and its stockholders.

                                   PROPOSAL 7

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                      TO MAKE CERTAIN TECHNICAL AMENDMENTS

     The Board of Directors has unanimously approved, and proposes that the stockholders adopt, certain technical amendments to the Certificate of Incorporation to update it to the current state of Delaware law and to delete provisions that are unnecessary because they are duplicative of provisions that automatically apply to the Company under Delaware law. The four proposed technical amendments relate to (i) a change in the Delaware registered address of the Company, (ii) the deletion of a provision regarding certain pre-1986 option grants and awards, (iii) the deletion of a provision denying stockholders preemptive rights, which is unnecessary under the Delaware law, and (iv) the deletion of a provision regarding the duration of the Company, which is unnecessary under Delaware law. The text or a description of these proposed amendments appears in Exhibit A.

     The first proposed technical amendment is to update the registered address of the Company in Article Second of the Certificate of Incorporation, which is appropriate due to a change in the address of the Company's registered agent for this purpose.

     The second proposed technical amendment is to delete the provision in Article Fourth, subparagraph (c)(iv) of the Certificate of Incorporation which refers to shares of Class B Common Stock issuable pursuant to pre-1986 option grants and plan awards. The provision is not necessary because there were never any shares of Class B Common Stock so issuable.

     The third proposed technical amendment is to delete Article Fifth of the Certificate of Incorporation, which denies stockholders of the Company preemptive rights. It is customary that publicly held companies do not provide preemptive rights. The current provision is not necessary under the Delaware General Corporation Law, which provides in Section 102(b)(4) that stockholders of Delaware corporations do not have preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation of the corporation. The Company's stockholders do not currently have preemptive rights and therefore this amendment will not increase or decrease stockholder rights.

     The fourth proposed technical amendment is to delete Article Seventh of the Certificate of Incorporation regarding the perpetual duration of the Company. The current provision is not necessary under the Delaware General Corporation Law, which provides in Section 102(b)(5) that all Delaware corporations have perpetual existence unless otherwise provided in their certificate of incorporation.

                                   PROPOSAL 8


            PROPOSAL TO AMEND THE 1987 EXECUTIVE BONUS & STOCK PLAN


               TO INCREASE NUMBER OF AUTHORIZED SHARES BY 250,000


                      AND EXTEND TERMINATION DATE TO 2007


     The Compensation Committee of the Board of Directors has unanimously approved, and proposes that the stockholders adopt, an amendment to the 1987 Plan pursuant to which the number of shares of Class A Common Stock that can be awarded under the 1987 Plan would be increased to 400,000 shares from 150,000 shares and the term of the 1987 Plan would be extended from 1997 to 2007. The text of the proposed amendment appears in Exhibit B.

     The proposed amendment would make two changes to the 1987 Plan. The first change would increase the number of shares of Class A Common Stock that can be awarded under the 1987 Plan. The 1987 Plan currently provides that 150,000 shares of Class A Common Stock (before adjustment in accordance with the anti-dilution provisions of the 1987 Plan) are available for awards under the 1987 Plan. At the present time, approximately 5,000 shares of Class A Common Stock remain available for awards even though the 1987 Plan will continue in existence until January 20, 1997. Such an amount of shares would be insufficient to make awards of bonuses to the Company's executive officers with respect to fiscal year 1996 if the same or a greater number of shares were awarded as were awarded with respect to fiscal year 1995. The proposed amendment would authorize an additional 250,000 shares of Class A Common Stock to be available for awards under the 1987 Plan.

     The second change would extend the termination date of the 1987 Plan from January 20, 1997 to January 20, 2007.

     The foregoing changes would be effective as of March 7, 1995.

     In all other respects, the current terms and conditions of the 1987 Plan would remain in effect, as described below:

     Purpose. The purpose of the 1987 Plan is to encourage executives to improve the long-term growth and profitability of the Company and to develop a long-term commitment to the Company by giving such executives a proprietary interest in the Company.

     Adoption. The 1987 Plan was approved by the stockholders of the Company on June 1, 1987 to be effective as of January 20, 1987, was amended by vote of the stockholders on June 14, 1994, and is currently scheduled to terminate on January 20, 1997.

     Persons Eligible. Such officers or other key employees of the Company as the Compensation Committee in its sole discretion may select are eligible to receive cash and stock awards under the 1987 Plan. There are 12 executive officers of the Company ("executives") currently participating in the 1987 Plan.

     Administration of the 1987 Plan. The 1987 Plan authorizes the Compensation Committee, which administers the 1987 Plan and grants awards thereunder, to construe and interpret the 1987 Plan, to define the terms used therein, to prescribe, amend and rescind rules and regulations relating to the 1987 Plan, and to make all other determinations necessary or advisable for the administration of the 1987 Plan.

     Awards. The 1987 Plan currently provides for the award to executives of cash bonuses and stock bonuses up to an aggregate of 150,000 shares of Class A Common Stock (before adjustment in accordance with the anti-dilution provisions of the 1987 Plan). The Compensation Committee or the Board of Directors prior to the close of each fiscal year must approve for the succeeding fiscal year a targeted performance level for each executive participating in the 1987 Plan as presented to it by Company management. The Compensation Committee or the Board of Directors has, in its sole discretion, the right to accept, reject, modify or alter any targeted performance level presented to it by Company management. The Compensation Committee determines the amount of awards granted to each executive under the 1987 Plan based upon the actual performance of the executive compared to the executive's targeted performance level.

     Within a reasonable time after an award date, the Company pays an executive in cash 50% of the amount awarded to such executive. The balance of the amount awarded to such executive is paid in shares of Class A Common Stock, which number is determined by dividing (i) the value of 50% of the total award by (ii) the closing market price of one share of Class A Common Stock on the first business day of the fiscal year with respect to which the award is made. Twenty percent of the total number of shares awarded to such executive is paid within a reasonable time after the award date. The balance of the shares awarded is paid to such executive in the subsequent four fiscal years at a rate of 20% per year.

     In the event of the death, permanent disability or retirement of an executive, the unpaid balance due to such executive under the 1987 Plan immediately vests and is due to such executive or his beneficiary. In the event of a change in control of the Company, being defined as a change of 25% or more of the voting power of the Company's common stock, the Compensation Committee may in its discretion accelerate the pay-out dates with respect to the shares of Class A Common Stock under the 1987 Plan, and authorize the immediate payment of all shares of Class A Common Stock due to an executive under the 1987 Plan.

     Forfeitures. Upon termination of employment with the Company due to any reason other than death, disability or retirement, all shares of Class A Common Stock granted but not received under the 1987 Plan are forfeited by such terminated executive. Any stock so forfeited reverts to the 1987 Plan and becomes available for further awards under the 1987 Plan.

     Change in Capitalization. In the event of any stock dividend, stock split, reclassification or other such change in the common stock of the Company, the Compensation Committee may make such adjustments as it deems equitable to accomplish the purpose of the 1987 Plan. The Compensation Committee's determination as to any such adjustment is final and conclusive.

     Tax Withholding. If the Company is required to withhold any amounts under any federal, state or local tax rules or regulations by reason of payments to an executive, the Company is entitled to deduct and withhold such amounts from any payments to be made to such executive. If any amount available to the Company for withholding in connection with any payment is insufficient, it will be a condition to the payment that such executive make arrangements satisfactory to the Company for the payment of the balance of any taxes required to be withheld. At the discretion of the Compensation Committee, such arrangements may include relinquishment of a portion of the payment. The Company and an executive may also make similar arrangements regarding the payment of taxes which are not required to be withheld.


     Amendments by the Board of Directors or the Compensation
Committee. Subject to the provisions of the following paragraph, the Board of Directors or the Compensation Committee has the right to extend the length of the 1987 Plan, amend or modify the 1987 Plan from time to time, or terminate the 1987 Plan entirely without stockholder approval. Notwithstanding the provisions of the 1987 Plan, the Company intends to seek shareholder approval to extend the termination date of the 1987 Plan. The Company believes that it is advisable to obtain shareholder approval for the proposed amendment to the 1987 Plan to make certain that the 1987 Plan remains eligible for the exemption under Rule 16b-3 of the Exchange Act. If such shareholder approval is not obtained, the Company does not intend to amend the 1987 Plan.

     Amendments Requiring Stockholder Approval. Notwithstanding the provisions of the preceding paragraph, any amendment to the 1987 Plan which changes the number of shares of Class A Common Stock available under the 1987 Plan, or changes the ratio of cash awards to stock awards as set forth in the section entitled "Awards" above, will not be effective unless approved by a vote of the majority of stockholders entitled to vote thereon.

     Plan Benefits. Set forth in the table below are the amounts of cash and stock bonuses that were granted under the 1987 Plan for the Company's last completed fiscal year to (i) each of the named executive officers and (ii) all current executive officers as a group.


                                                                                    AMOUNT OF STOCK
                                                                                        BONUSES
                                                              AMOUNT OF CASH          AWARDED FOR
                                                              BONUSES AWARDED         LAST FISCAL
                                                              FOR LAST FISCAL            YEAR
                     NAME AND POSITION                           YEAR ($)             (IN SHARES)
- ------------------------------------------------------------  ---------------       ---------------
Leonard Genovese............................................     $ 105,000               10,264
  Chairman and President

Allan Patrick...............................................     $  53,750                5,254
  Executive Vice President

Herbert J. Kett.............................................     $  30,400                2,972
  Vice Chairman

Irwin Livon.................................................     $  26,980                2,637
  Vice President

Jerome Stengel..............................................     $  25,200                2,463
  Vice President and Treasurer

All executive officers as a group (12 persons)..............     $ 378,490               36,997


     The amount of cash and stock bonuses that will be granted under the 1987 Plan to the above-named individuals and group in the future is not determinable at this time.

     The Compensation Committee believes that the changes made to the 1987 Plan by the proposed amendment will further the purpose of the 1987 Plan and are in the best interests of the Company and its stockholders.

                  OTHER MATTERS RELATING TO THE ANNUAL MEETING

     As of the date of this Proxy Statement, the Board knows of no business other than that described above to be presented for action at the 1995 Annual Meeting, but it is intended that all proxies will be exercised in accordance with the best judgment of their holders upon any other matters and/or proposals that may properly come before the meeting of the assembled shareholders, or at any adjournment thereof, in accordance with the direction of the persons named therein.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Any proposal which a holder of Common Stock intends to present at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Company, at 80 Marcus Drive, Melville, New York 11747, no later than the close of business on January 4, 1996. Reference is made to Rule 14a-8 under the Exchange Act for information concerning the content and form of such proposal and the manner in which such proposal must be made.

                             ADDITIONAL INFORMATION

     The Company's Annual Report, including certain financial statements, is being mailed concurrently with the Notice and Proxy Statement to all persons who were shareholders of record on April 24, 1995, which is the record date for voting purposes. The Annual Report does not constitute a part of the proxy soliciting material.

     Upon the written request of any shareholder, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1995. Written requests for such report should be directed to the Secretary of the Company, 80 Marcus Drive, Melville, New York 11747.

                                          By Order of the Board of Directors,

                                          DONALD W. GROSS
                                          Vice President & Secretary


May   , 1995.

                                                                       EXHIBIT A

PROPOSAL 1

     If Proposal 1 is adopted by the stockholders, the introduction to and subparagraph (a) of Article Fourth of the Certificate of Incorporation would be amended and restated to read as follows:

     FOURTH: The Capital Stock of the corporation shall consist of 32,000,000 shares, par value $1.00 per share, all of which shall be known as Common Stock. The Common Stock shall be divided into two classes known as Class A Common Stock and Class B Common Stock.

     (a) Class A Common Stock shall consist of 20,000,000 shares, par value $1.00 per share. Every stockholder of record of Class A Common Stock shall be entitled to one vote per share in person or by proxy on each matter submitted to a vote of the stockholders for each share of the Class A Common Stock held by such holder as of the record date of such meeting.

PROPOSAL 2

     If Proposal 2 is adopted by the stockholders, Article Third of the Certificate of Incorporation would be amended and restated to read in its entirety as follows:

     THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

PROPOSAL 3

     If Proposal 3 is adopted by the stockholders, a new Article Eleventh would be added to the Certificate of Incorporation, which Article would read in its entirety as follows:

     ELEVENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation, without any action on the part of the stockholders of the corporation, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise.

PROPOSAL 4

     If Proposal 4 is adopted by the stockholders, the following paragraph would be added to the end of subparagraph (c) of Article Fourth of the Certificate of
Incorporation:

     For the purposes of subsection (i) of this subparagraph (c), dividends in respect of the Class B Common Stock may be paid in shares of Class A Common Stock, shares of Class B Common Stock or any other cash, property or other securities of the corporation in accordance with applicable law.

PROPOSAL 5

     If Proposal 5 is adopted by the stockholders, a new Article Twelfth would be added to the Certificate of Incorporation, which Article would read in its entirety as follows:

     TWELFTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing immediately prior to such repeal or modification.

PROPOSAL 6

     If Proposal 6 is adopted by the stockholders, Article Ninth of the Certificate of Incorporation would be amended and restated to read in its entirety as follows:


     NINTH: Each person who is or was or has agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. The corporation will advance expenses for any director, officer, employee or agent's defense prior to a final disposition of a claim provided such party executes an undertaking to repay advances from the corporation if it is ultimately determined that such party is not entitled to indemnity. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification different than that provided in this Article. Any repeal or modification of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.


PROPOSAL 7

     If Proposal 7 is adopted by the stockholders, the following changes would be made to the Certificate of Incorporation:

     (i) Article Second of the Certificate of Incorporation would be amended and restated to read in its entirety as follows:

     SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, and the name of the registered agent of the corporation in the State of Delaware at such address is P-H Corporation Systems, Inc.

     (ii) Subparagraph (c)(iv) of Article Fourth of the Certificate of Incorporation, which refers to shares of Class B Common Stock issuable pursuant to pre-1986 option grants and plan awards, would be deleted in its entirety.

     (iii) Article Fifth of the Certificate of Incorporation, which denies preemptive rights to stockholders of the Company, would be deleted in its entirety, and the remaining Articles of the Certificate of Incorporation would be renumbered accordingly.

     (iv) Article Seventh of the Certificate of Incorporation of the Company, regarding the duration of the Company, would be deleted in its entirety, and the remaining Articles of the Certificate of Incorporation would be renumbered accordingly.

                                                                       EXHIBIT B

                           GENOVESE DRUG STORES, INC.

                       1987 EXECUTIVE BONUS & STOCK PLAN

                                AMENDMENT NO. 2

     Pursuant to Section 11 of the Genovese Drug Stores, Inc. 1987 Executive Bonus & Stock Plan (the "1987 Plan"), the 1987 Plan is hereby amended as follows:

          1. Section 5 of the 1987 Plan is deleted in its entirety and replaced with the following new section:

             "Section 5. SHARES AVAILABLE. The Committee may, but shall not be required to, grant in accordance with the Plan not more than 400,000 shares, which may be either treasury shares or authorized but unissued shares of Class A Common Stock."

          2. Section 6 of the 1987 Plan is deleted in its entirety and replaced with the following new section:

             "Section 6. TIME FOR GRANTING AWARDS. Awards may be granted by the Committee under this Plan up to and including January 20, 2007."

          3. The foregoing amendments shall be effective on March 7, 1995, subject to the approval of the amendments by the shareholders of Genovese Drug Stores, Inc.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS OF GENOVESE DRUG STORES, INC.

      The undersigned shareholder of Genovese Drug Stores, Inc. does hereby nominate and appoint Leonard Genovese and Donald W. Gross, or either of them, as true and lawful attorneys and proxies of the undersigned with power of substitution, to vote as designated below all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Company at 80 Marcus Drive, Melville, New York 11747 on June 12, 1995 at 11:00 A.M., local time, or at any adjournment or adjournments thereof to the same extent with all powers the undersigned would possess if personally present and voting at said meeting or adjournments thereof.

   ELECTION OF DIRECTORS

      CLASS III Directors elected until the 1998 Annual Meeting:

                Abraham Allen        / / FOR       / / WITHHOLD AUTHORITY
                Thomas M. Cooney     / / FOR       / / WITHHOLD AUTHORITY
                Leonard Genovese     / / FOR       / / WITHHOLD AUTHORITY

   PROPOSED AMENDMENTS

   1. Amend Certificate of Incorporation to increase number of authorized shares of Class A Common Stock from 12,000,000 to 20,000,000.

         / / FOR              / / AGAINST                / / ABSTAIN

   2. Amend purposes clause of Certificate of Incorporation to permit the Company to engage in all activities permitted under Delaware law.

        / / FOR              / / AGAINST                / / ABSTAIN

   3. Amend Certificate of Incorporation to authorize the Board of Directors to adopt, amend or repeal By-Laws without shareholder action.

        / / FOR              / / AGAINST                / / ABSTAIN

   4. Amend Certificate of Incorporation to clarify that dividends payable in respect of Class B Common Stock may be payable in shares of Class A Common Stock, shares of Class B Common Stock or any other cash, property or securities of the Company.

        / / FOR              / / AGAINST                / / ABSTAIN

   5. Amend Certificate of Incorporation to limit the liability of directors as permitted by Delaware law.

        / / FOR              / / AGAINST                / / ABSTAIN

   6. Amend Certificate of Incorporation to provide for the full indemnification of directors, officers, employees and agents of the Company permitted by Delaware law.

        / / FOR              / / AGAINST                / / ABSTAIN

                           (continued on other side)

   7. Make certain technical amendments to the Certificate of Incorporation.

         / / FOR              / / AGAINST              / / ABSTAIN

   8. Amend 1987 Plan to increase number of authorized shares by 250,000 shares and extend termination date to 2007.

         / / FOR              / / AGAINST              / / ABSTAIN

       THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED OR, IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE EIGHT PROPOSED AMENDMENTS.

       RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, EACH DATED MAY 3, 1995, AND THE ANNUAL REPORT OF GENOVESE DRUG STORES, INC. FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1995.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED POSTAGE PAID ENVELOPE.

                                          DATED:
                                          --------------------------------, 1995

                                          SIGNATURE:
                                          --------------------------------

                                          --------------------------------
                                            (SIGNATURE IF HELD JOINTLY)

                                          NOTE: PLEASE SIGN EXACTLY AS
                                          YOUR NAME APPEARS ON THIS PROXY.
                                          IF SIGNING FOR AN ESTATE, TRUST
                                          OR CORPORATION, TITLE OR
                                          CAPACITY SHOULD BE STATED. IF
                                          SHARES ARE HELD JOINTLY, EACH
                                          HOLDER SHOULD SIGN.

                                      As Amended through June 12, 1995

                           GENOVESE DRUG STORES, INC.
                              1987 EXECUTIVE BONUS
                                  & STOCK PLAN

         Section 1. STATEMENT OF POLICY. The Board of Directors of Genovese Drug Stores, Inc. believes that it would be in the best interests of the Company to adopt the Executive Bonus and Stock Plan in order to encourage long-term growth and profitability of the Company while encouraging continued employment with the Company by giving executives a proprietary interest in the Company.

         Section 2. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

         (a) AWARD. "Award" shall mean the amount of cash and shares granted to a participant under this Plan.

         (b) BOARD OF DIRECTORS. "Board of Directors" shall mean the Board of Directors of the Company as constituted from time to time.

         (c) COMMITTEE. "Committee" shall mean the Compensation Committee of the Board of Directors of the Company as constituted from time to time.

         (d) COMPANY. "Company" shall mean Genovese Drug Stores, Inc., a Delaware Corporation.

         (e) FISCAL YEAR OR YEAR. "Fiscal Year or Year" shall mean the Company's fiscal year.

         (f) PARTICIPANT. "Participant" shall mean an employee selected by the Committee in its sole discretion who is eligible to receive awards under the Plan.

         (g)     PLAN. "Plan" shall mean the 1987 Executive Bonus & Stock Plan.

         (h) SHARES OR STOCK. "Shares" or "Stock" shall mean the Class A common stock of the Company.

         (i) TARGETED PERFORMANCE CRITERION LEVEL. "Targeted Performance Criteria Level" shall mean the performance level for the succeeding fiscal year as approved by the Committee or the Board of Directors.

         Section 3.  ADMINISTRATION.

         (a) The Plan shall be administered by the Compensation Committee of the Board of Directors, which shall consist of at least three outside members of the Board not eligible for awards under this Plan. All vacancies on this Committee shall be filled by the Board. The Chairman of the Committee shall be designated by the Board of Directors.

         (b) Subject to the provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used therein, to prescribe, and rescind rules and regulations related to the Plan, to approve and determine leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of this Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives and beneficiaries.

         Section 4.  MEETINGS.

         (a) Meetings of the Committee may be called by the Board of Directors or the Chairman of the Committee or may be called by a written request of any two (2) members of the Committee, and provided that the meetings may be held at any time without notice if all members of the Committee are present, or if any time before or after the meeting those not present waive notice of the meeting in writing. When practicable, at least one (1) day's notice of the meeting shall be given in person or by telephone, letter, telegram or telex.

         (b) At meetings of the Committee, the presence of a majority of the Committee at the time of such meeting shall be necessary to constitute a quorum. Any act of a majority present at a meeting where there is a quorum shall constitute an act of the Committee. Action may be taken by the Committee without a meeting if a written consent thereto is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. Members of the Committee may participate in meetings of the Committee by means of a conference, telephone or similar communications equipment by which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at such meeting.

         Section 5. SHARES AVAILABLE. The Committee may, but shall not be required to, grant in accordance with the Plan not more than 400,000 shares, which may be either treasury shares or authorized but unissued shares of Class A Common stock.

         Section 6. TIME FOR GRANTING AWARD. Awards may be granted by the Committee under this Plan up to and including January 20, 2007.

         Section 7. PERSONS ELIGIBLE. Persons eligible to receive awards under this Plan shall be such executives at the Company as the Committee in its sole and absolute discretion may select.

         Section 8. AWARDS PROCEDURE. The Committee or the Board of Directors at the close of the current fiscal year shall approve for the ensuing fiscal year a Targeted Performance Criterion Level as presented to it by management. The Committee or the Board of Directors shall in its sole and absolute discretion have the right to accept, reject, modify or alter any Targeted Performance Criterion Level presented to it by management.

         (a) The Committee shall determine the amount granted to each participant.

         (b) Within a reasonable time after the award date, the Company shall pay the participant in cash fifty (50%) of the amount awarded to the participant.

         (c) The balance of the amount awarded to the participant shall be paid in shares of the Company's Class A Common Stock. The number of shares shall be determined by dividing (i) the balance of the amount awarded to the participant, by (ii) the closing market price of such shares on the first business day of the fiscal year with respect to which such amount was awarded to the participant. Twenty percent (20%) of the number of shares awarded the participant shall be paid within a reasonable time after the award date. The balance of the shares shall be paid to the participant in the subsequent four fiscal years at a rate of twenty percent (20%) per year.

         (d) In the event of the death, permanent disability or retirement of a participant, the unpaid balance shall immediately vest and be due the participant or his beneficiary.

         (e) In the event of a change in control, being defined as a change of twenty-five percent (25%) or more of the voting power of the Company's stock, the Committee may at its sole and absolute discretion accelerate the pay-out dates with respect to the stock, and authorize the immediate payment of all stock due to a participant.

         Section 9. FORFEITURES. Upon termination of employment with the Company due to any other reason other than death, disability or retirement all stock granted but not received shall be forfeited by the Participant. Any stock forfeited hereunder shall revert to the Plan and shall be available for further awards under the Plan.

         Section 10. CHANGES IN CAPITALIZATION. In the event of any stock dividend, stock split, reclassification or other changes in the stock, the Committee shall make such adjustments as it deems equitable to accomplish the purpose of the Plan. The Committee's determination as to any adjustment shall be final and conclusive.

         Section 11.  AMENDMENTS.

                 (a)  Amendments by the Board of Directors or the Committee.

         After the initial approval of this Plan by the Shareholders of the Company, the Board of Directors or the Committee shall have the right to extend the length of this Plan, amend or modify the Plan from time to time or to terminate this Plan entirely.

                 (b)  Amendments requiring shareholder approval.

         Notwithstanding the provision of Section 11 hereof, any amendments to the Plan which change the number of shares available under this Plan, as set forth in Section 5 hereof, or change the ratio of cash awards to stock awards,
Section 7 hereof, shall not be effective unless approved by a vote of the majority of votes entitled to vote thereon.

         Section 12. EFFECTIVENESS OF THE PLAN. The effectiveness of the Plan is subject to approval of the stockholders of the Company within one (1) year from January 20, 1987, except that the Plan shall be effective on and after January 20, 1987, to permit the granting of awards hereunder during said one (1) year period. In the event that this Plan is not approved by the Company as aforesaid, any stock awards granted but not received shall be deemed void of no force and effect.

         Section 13. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, or local taxes in connection with any payment made to or benefit realized by a participant or other person under the Plan, and the amounts available to the Company for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, any such arrangements may include relinquishment of a portion of any such payment or benefit. The Company and any participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.